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                    June 17, 2021

       Norman E. Snyder
       Chief Executive Officer
       Reed's, Inc.
       201 Merritt 7
       Norwalk, CT 06851

                                                        Re: Reed's, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 30,
2021
                                                            File No. 001-32501

       Dear Mr. Snyder:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing